Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal Year 2024 Results

◦Revenue of $277.0 Million in Q4 and $1,125.4 Million in Fiscal 2024
◦Solid Consumption Trends in Q4 Offset by Near-Term Supply Chain Constraints
◦Achieved Leverage Ratio of 2.8x at Year-End, Below Long-Term Target
◦Board of Directors Authorize New $300 Million Share Repurchase Program
◦Initial Full-Year Fiscal 2025 Organic Revenue Growth and EPS Outlook of Approximately 1% and $4.40 to $4.46, respectively

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 14, 2024-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and fiscal year ended March 31, 2024.

“Our full-year fiscal 2024 delivered stable earnings and cash flow, enabled by our leading brand portfolio and proven business strategy. However, our fourth quarter performance was affected by accelerated supply chain pressures late in the quarter, mainly in eye care products, that limited our ability to meet retailer order demand. Despite this, our long-term business fundamentals remain solid, with strong consumption during the fiscal year above our long-term expectations as well as solid cash flow which provides many options to create long-term shareholder value.” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Fourth Fiscal Quarter Ended March 31, 2024

Reported revenues in the fourth quarter of fiscal 2024 of $277.0 million compared to $285.9 million in the fourth quarter of fiscal 2023. Revenues decreased 2.9% excluding the impact of foreign currency. The revenue decline in the quarter was attributable to the inability to supply customer orders late in the quarter in certain brands, the strategic exit of private label revenues, and a lower Women’s Health category, partially offset by growth in the International OTC segment.

Reported net income for the fourth quarter of fiscal 2024 was $49.5 million versus the prior year comparable quarter’s net loss of $240.6 million. Diluted earnings per share of $0.98 for the fourth quarter of fiscal 2024 compared to a $4.83 diluted loss per share in the prior year comparable period. Non-GAAP adjusted net income for the fourth quarter of fiscal 2024 was $51.4 million and compared to the prior year period’s adjusted net income of $53.7 million. Non-GAAP adjusted diluted earnings per share of $1.02 per share for the fourth quarter of fiscal 2024 compared to $1.07 per share in the prior year comparable period.

The adjustments to net income in the fourth quarter of fiscal 2024 and fourth quarter fiscal 2023 each reflects a tax rate adjustment to account for discrete items. Adjustments to net income in the fourth quarter of fiscal 2023 also included non-cash tradename impairments associated primarily with the Company’s DenTek, Summer’s Eve, and TheraTears brand names, goodwill impairments and associated tax adjustments. These impairments were due mostly to the impact of higher discount rate assumptions.

Fiscal Year Ended March 31, 2024

Reported revenues for the fiscal year 2024 totaled $1,125.4 million compared to revenues of $1,127.7 million for the fiscal year 2023. Revenues increased 0.2% excluding the impact of foreign currency. Revenue performance for the fiscal year was driven by strong International OTC segment performance and strong Eye & Ear Care, GI, and Dermatological category sales in North America, partially offset by lower Women’s Health, Cough & Cold, and Analgesic category sales and the strategic exit of private label revenues.

Reported net income for fiscal 2024 of $209.3 million compared to the prior year comparable period net loss of $82.3 million. Reported Fiscal 2024 diluted earnings per share was $4.17, compared to diluted loss per share of $1.65 in the prior year comparable period. On a non-GAAP adjusted basis, fiscal 2024 net income of $211.3 million and diluted earnings per share of $4.21 compared to net income and diluted earnings per share of $212.0 million and $4.21 in the prior year, respectively.

Adjustments to net income in fiscal 2024 and 2023 each include a normalized tax rate adjustment to account for discrete items. Adjustments to net income in fiscal 2023 also included non-cash tradename impairments associated primarily with the Company’s DenTek, Summer’s Eve, and TheraTears brand names, goodwill impairments and associated tax adjustments.

Free Cash Flow and Balance Sheet

The Company’s net cash provided by operating activities for the fourth quarter fiscal 2024 was $66.9 million, compared to $59.0 million during the prior year comparable period. Non-GAAP free cash flow in the fourth quarter of fiscal 2024 was $63.8 million compared to $56.4 million in the prior year comparable period. The Company’s net cash provided by operating activities for fiscal 2024 was $248.9 million, compared to $229.7 million during the prior year. Non-GAAP free cash flow in fiscal 2024 increased to $239.4 million from $221.9 million in the prior year.

The Company's net debt position as of March 31, 2024 was approximately $1.1 billion, resulting in a covenant-defined leverage ratio of 2.8x.

Share Repurchase Program Authorization

On May 6, 2024, the Company’s Board of Directors authorized the repurchase of up to $300.0 million of the Company’s issued and outstanding common stock. The timing of the purchases and the amount of stock repurchased is subject to the Company's discretion and will depend on market and business conditions, applicable legal and credit requirements and other corporate considerations including the Company’s historical strategy of pursuing accretive acquisitions and deleveraging.

Ron Lombardi, Chief Executive Officer, stated, “In fiscal 2024, we successfully reduced our leverage ratio to 2.8x, which is below our stated long-term goal of 3x. This ratio combined with our industry leading financial profile and consistent free cash flow enables us to maximize our capital allocation optionality. This includes the share repurchase program we announced today that has a goal of maximizing shareholder value while maintaining financial flexibility for other uses of capital such as further debt reduction or strategic acquisitions.”

Segment Review

North American OTC Healthcare: Segment revenues of $231.1 million for the fourth quarter fiscal 2024 compared to the prior year comparable quarter's segment revenues of $242.3 million. The revenue decline in the quarter was driven by the inability to supply customer orders late in the quarter in certain brands as well as a lower Women’s Health category and the strategic exit of private label business.

For the fiscal year 2024, reported revenues for the North American OTC segment were $958.3 million compared to $973.8 million in the prior fiscal year. The change was driven by lower sales in the Women’s Health, Cough & Cold, and Analgesic categories, the inability to supply customer orders in the fourth quarter, and the strategic exit of private label business, partially offset by higher sales in other categories including Eye & Ear Care, Gastrointestinal, and Dermatologicals.

International OTC Healthcare: Fiscal fourth quarter 2024 revenues of $45.9 million increased 5.3% from $43.6 million reported in the prior year comparable period. The revenue increase versus the prior year comparable period was partially offset by a $0.7 million currency headwind.

For fiscal year 2024, reported revenues for the International OTC Healthcare segment were $167.1 million, an increase of 8.5% over the prior year’s revenues of $154.0 million, or an increase of approximately 10.8% after excluding the impact of a $3.2M foreign currency headwind.

Commentary and Initial Outlook for Fiscal 2025

Ron Lombardi, Chief Executive Officer, stated, “We were pleased with solid fiscal 2024 consumption growth for our leading brand portfolio, which was consistent with our long-term expectations thanks to our proven brand-building playbook. We continue to generate strong free cash flow thanks to our financial profile that enabled us to reduce debt by $225 million in the year and achieve a leverage ratio of 2.8x. These and other highlights for fiscal 2024, such as double-digit International segment growth, were unfortunately partially offset by the fourth quarter supply chain disruptions.”

"Managing a wide range of suppliers is a crucial operating element of our business model where we’ve operated successfully over the long-term under the objective of securing quality product on time. We have taken and continue to take numerous steps to enhance supply chain depth across our portfolio that will benefit our business over the long-term.”

“For fiscal 2025, we expect these supply chain challenges, largely concentrated in eye care, to persist through the first half but improve back to historic levels in the second half resulting in a full-year fiscal 2025 organic revenue growth outlook of approximately 1%. We anticipate a similar earnings acceleration that results in approximate 5% to 6% EPS growth for the full fiscal year, driven by a combination of supply improvement as conditions resolve, gross margin expansion, and lower interest expense thanks to our strong cash generation.”

“We have evolved and strengthened our business profile over time with a portfolio of leading and diverse brands, an emphasis on expanding and diversifying our retailer and supplier base, and focus on disciplined capital allocation that has resulted in lower leverage. We remain focused on the execution of our business model and long-term brand-building, which underpin our long-term success and create shareholder value,” Mr. Lombardi concluded.

Fiscal 2025 Outlook
Revenue	$1,125 to $1,140 million
Organic Revenue Growth	Approximately 1%

Diluted E.P.S.	$4.40 to $4.46
Free Cash Flow	$240 million or more

Fiscal Year End 2024 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its fourth quarter and full-year fiscal 2024 results tomorrow, May 15, 2024 at 8:30 a.m. ET. The Company will provide a live Internet webcast as well as an archived replay, which can be accessed from the Investor Relations page of www.prestigeconsumerhealthcare.com. To participate via phone, listeners calling from the U.S. and Canada may dial 800-715-9871 using the conference ID 4304270. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," “enables,” “proven,” “persist,” “conviction,” "may," "will," "would," "expect," "anticipate," "consistent," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share and EPS growth, and free cash flow, the Company’s ability to create shareholder value, the timing for ongoing supply chain challenges and the Company’s ability to enhance supply chain depth, the Company’s ability to reduce debt and make acquisitions, and the Company’s ability to execute on its brand-building strategy. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages, the impact of business and economic conditions, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, and competitive pressures. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2023 and other periodic reports filed with the Securities and Exchange Commission.

Note Regarding Share Repurchase Program Authorization
Under the authorization approved by the Company’s Board of Directors on May 7, 2024, the Company may purchase common stock utilizing open market transactions, transactions structured through investment banking institutions, in privately-negotiated transactions, by direct purchases of common stock or a combination of the foregoing in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2024	2023	2024	2023
Total Revenues	276,991	285,869	1,125,357	1,127,725

Cost of Sales
Cost of sales excluding depreciation	123,014	130,252	492,786	494,883
Cost of sales depreciation	2,160	1,853	8,123	7,548
Cost of sales	125,174	132,105	500,909	502,431
Gross profit	151,817	153,764	624,448	625,294

Operating Expenses
Advertising and marketing	37,516	30,868	153,315	145,061
General and administrative	26,465	27,666	106,152	107,354
Depreciation and amortization	5,683	6,010	22,552	25,077
Goodwill and tradename impairment	—	370,217	—	370,217
Total operating expenses	69,664	434,761	282,019	647,709
Operating income (loss)	82,153	(280,997)	342,429	(22,415)

Other expense (income)
Interest expense, net	15,260	18,976	67,160	69,164
Other (income) expense, net	(429)	(451)	(756)	2,336
Total other expense, net	14,831	18,525	66,404	71,500
Income (loss) before income taxes	67,322	(299,522)	276,025	(93,915)
Provision (benefit) for income taxes	17,864	(58,970)	66,686	(11,609)
Net income (loss)	$49,458	$(240,552)	$209,339	$(82,306)

Earnings (loss) per share:
Basic	$0.99	$(4.83)	$4.21	$(1.65)
Diluted	$0.98	$(4.83)	$4.17	$(1.65)

Weighted average shares outstanding:
Basic	49,833	49,797	49,757	49,889
Diluted	50,310	49,797	50,178	49,889

Comprehensive income (loss), net of tax:
Currency translation adjustments	(5,975)	(2,409)	(2,940)	(12,076)
Unrecognized net gain on pension plans	9	334	9	334
Net loss on termination of pension plan	—	—	—	(790)
Total other comprehensive loss	(5,966)	(2,075)	(2,931)	(12,532)
Comprehensive income (loss)	$43,492	$(242,627)	$206,408	$(94,838)

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$46,469	$58,489
Accounts receivable, net of allowance of $16,377 and $20,205, respectively	176,775	167,016
Inventories	138,717	162,121
Prepaid expenses and other current assets	13,082	4,117
Total current assets	375,043	391,743

Property, plant and equipment, net	76,507	70,412
Operating lease right-of-use assets	11,285	14,923
Finance lease right-of-use assets, net	1,541	4,200
Goodwill	527,733	527,553
Intangible assets, net	2,320,583	2,341,893
Other long-term assets	5,725	3,005
Total Assets	$3,318,417	$3,353,729

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$38,979	$62,743
Accrued interest payable	15,763	15,688
Operating lease liabilities, current portion	4,658	6,926
Finance lease liabilities, current portion	1,494	2,834
Other accrued liabilities	56,154	72,524
Total current liabilities	117,048	160,715

Long-term debt, net	1,125,804	1,345,788
Deferred income tax liabilities	403,596	380,434
Long-term operating lease liabilities, net of current portion	7,528	9,876
Long-term finance lease liabilities, net of current portion	172	1,667
Other long-term liabilities	9,185	8,165
Total Liabilities	1,663,333	1,906,645

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 55,501 shares at March 31, 2024 and 54,857 shares at March 31, 2023	555	548
Additional paid-in capital	567,448	535,356
Treasury stock, at cost – 5,680 shares at March 31, 2024 and 5,165 at March 31, 2023	(219,621)	(189,114)
Accumulated other comprehensive loss, net of tax	(34,495)	(31,564)
Retained earnings	1,341,197	1,131,858
Total Stockholders' Equity	1,655,084	1,447,084
Total Liabilities and Stockholders' Equity	$3,318,417	$3,353,729

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2024	2023
Operating Activities
Net income (loss)	$209,339	$(82,306)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,675	32,625
Loss on sale or disposal of property and equipment	274	273
Deferred income taxes	23,070	(60,765)
Amortization of debt origination costs	5,240	4,364
Stock-based compensation costs	14,010	12,405
Non-cash operating lease cost	6,149	6,311
Impairment loss	—	370,217
Other	—	447
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(6,322)	(24,927)
Inventories	24,439	(42,225)
Prepaid expenses and other current assets	(8,214)	2,259
Accounts payable	(24,971)	7,258
Accrued liabilities	(16,217)	10,742
Operating lease liabilities	(7,134)	(6,687)
Other	(1,412)	(275)
Net cash provided by operating activities	248,926	229,716

Investing Activities
Purchases of property, plant and equipment	(9,550)	(7,784)
Acquisitions and other	(10,561)	(3,800)
Net cash used in investing activities	(20,111)	(11,584)

Financing Activities
Term Loan repayments	(225,000)	(135,000)
Borrowings under revolving credit agreement	—	20,000
Repayments under revolving credit agreement	—	(20,000)
Payment of debt costs	(769)	—
Payments of finance leases	(2,827)	(2,752)
Proceeds from exercise of stock options	18,089	7,372
Fair value of shares surrendered as payment of tax withholding	(5,508)	(5,466)
Repurchase of common stock	(25,000)	(50,000)
Net cash used in financing activities	(241,015)	(185,846)

Effects of exchange rate changes on cash and cash equivalents	180	(982)
(Decrease) increase in cash and cash equivalents	(12,020)	31,304
Cash and cash equivalents - beginning of year	58,489	27,185
Cash and cash equivalents - end of year	$46,469	$58,489
Interest paid	$63,248	$54,243
Income taxes paid	$59,637	$40,739

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$231,129	$45,862	$276,991
Cost of sales	105,729	19,445	125,174
Gross profit	125,400	26,417	151,817
Advertising and marketing	30,787	6,729	37,516
Contribution margin	$94,613	$19,688	114,301
Other operating expenses			32,148
Operating income			$82,153
*Intersegment revenues of $1.2 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$958,260	$167,097	$1,125,357
Cost of sales	429,361	71,548	500,909
Gross profit	528,899	95,549	624,448
Advertising and marketing	131,494	21,821	153,315
Contribution margin	$397,405	$73,728	471,133
Other operating expenses			128,704
Operating income			$342,429
*Intersegment revenues of $3.7 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended March 31, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$242,318	$43,551	$285,869
Cost of sales	114,836	17,269	132,105
Gross profit	127,482	26,282	153,764
Advertising and marketing	24,367	6,501	30,868
Contribution margin	$103,115	$19,781	122,896
Other operating expenses**			403,893
Operating loss			$(280,997)
*Intersegment revenues of $1.5 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2023 includes a tradename impairment charge of $321.4 million and a goodwill impairment charge of $48.8 million.

	Year Ended March 31, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$973,774	$153,951	$1,127,725
Cost of sales	441,844	60,587	502,431
Gross profit	531,930	93,364	625,294
Advertising and marketing	123,926	21,135	145,061
Contribution margin	$408,004	$72,229	480,233
Other operating expenses**			502,648
Operating loss			$(22,415)
* Intersegment revenues of $4.3 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2023 includes a tradename impairment charge of $321.4 million and a goodwill impairment charge of $48.8 million.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income (Loss) before interest expense, net, provision (benefit) for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less goodwill and tradename impairment.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before goodwill and tradename impairment, applicable tax impact associated with this item, and normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income (Loss), divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,135,000 at March 31, 2024 and $1,360,000 at March 31, 2023) less cash and cash equivalents ($46,469 at March 31, 2024 and $58,489 at March 31, 2023). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
(In thousands)
GAAP Total Revenues	$276,991	$285,869	$1,125,357	$1,127,725
Revenue Change	(3.1)%		(0.2)%
Adjustments:
Impact of foreign currency exchange rates	—	(580)	—	(4,284)
Total adjustments	—	(580)	—	(4,284)
Non-GAAP Organic Revenues	$276,991	$285,289	$1,125,357	$1,123,441
Non-GAAP Organic Revenue Change	(2.9)%		0.2%

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
(In thousands)
GAAP Net Income (Loss)	$49,458	$(240,552)	$209,339	$(82,306)
Interest expense, net	15,260	18,976	67,160	69,164
Provision (benefit) for income taxes	17,864	(58,970)	66,686	(11,609)
Depreciation and amortization	7,843	7,863	30,675	32,625
Non-GAAP EBITDA	90,425	(272,683)	373,860	7,874
Non-GAAP EBITDA Margin	32.6%	(95.4)%	33.2%	0.7%

Adjustments:
Goodwill and tradename impairment	—	370,217	—	370,217
Total adjustments	—	370,217	—	370,217
Non-GAAP Adjusted EBITDA	$90,425	$97,534	$373,860	$378,091
Non-GAAP Adjusted EBITDA Margin	32.6%	34.1%	33.2%	33.5%

Reconciliation of GAAP Net Income (Loss) and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income (Loss) and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2024	2024 Adjusted EPS	2023	2023 Adjusted EPS	2024	2024 Adjusted EPS	2023	2023 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income (Loss) and Diluted EPS (1)	$49,458	$0.98	$(240,552)	$(4.78)	$209,339	$4.17	$(82,306)	$(1.63)
Adjustments:
Goodwill and tradename impairment	—	—	370,217	7.35	—	—	370,217	7.35
Tax impact of adjustments (2)	—	—	(88,852)	(1.76)	—	—	(88,852)	(1.76)
Normalized tax rate adjustment (3)	1,983	0.04	12,915	0.26	1,983	0.04	12,915	0.26
Total adjustments	1,983	0.04	294,280	5.85	1,983	0.04	294,280	5.85
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$51,441	$1.02	$53,728	$1.07	$211,322	$4.21	$211,974	$4.21

(1) Reported GAAP is calculated using diluted shares outstanding. Diluted shares outstanding are 50,358 for the three months ended March 31, 2023 and 50,384 for the year ended March 31, 2023.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
(In thousands)
GAAP Net Income (Loss)	$49,458	$(240,552)	$209,339	$(82,306)
Adjustments:
Adjustments to reconcile net income (loss) to net cash provided by operating activities as shown in the Statement of Cash Flows	22,960	309,410	79,418	365,877
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(5,511)	(9,871)	(39,831)	(53,855)
Total adjustments	17,449	299,539	39,587	312,022
GAAP Net cash provided by operating activities	66,907	58,987	248,926	229,716
Purchases of property and equipment	(3,143)	(2,558)	(9,550)	(7,784)
Non-GAAP Free Cash Flow	$63,764	$56,429	$239,376	$221,932

Outlook for Fiscal Year 2025:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'25 GAAP Net cash provided by operating activities	$250
Additions to property and equipment for cash	(10)
Projected FY'25 Non-GAAP Free Cash Flow	$240